FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257991-07

From:	Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 08/02/23 12:51:22 UTC-4:00
Subject:	NEW ISSUE CMBS: BANK 2023-BNK46 *PUBLIC LAUNCH*

BANK 2023-BNK46 - PUBLIC NEW ISSUE

**PUBLIC LAUNCH** $542.805MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC J.P. MORGAN SECURITIES LLC BOFA SECURITIES, INC. MORGAN STANLEY & CO. LLC

CO-MANAGERS:	ACADEMY SECURITIES, INC. DREXEL HAMILTON, LLC SIEBERT WILLIAMS SHANK & CO., LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/MOODY'S	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY	LAUNCH
A-1	AAAsf/AAA(sf)/Aaa(sf)	3.674	30.000%	2.76	34.9%	22.6%	J+135
A-2-1	AAAsf/AAA(sf)/Aaa(sf)	123.630	30.000%	4.81	34.9%	22.6%	Preplaced
A-SB	AAAsf/AAA(sf)/Aaa(sf)	6.426	30.000%	7.24	34.9%	22.6%	Preplaced
A-4	AAAsf/AAA(sf)/Aaa(sf)	270.454	30.000%	9.73	34.9%	22.6%	J+130
A-S	AAAsf/AAA(sf)/Aa2(sf)	86.424	17.375%	9.90	41.2%	19.1%	J+195
B	AA-sf/AA-(sf)/NR	30.805	12.875%	9.93	43.5%	18.1%	J+250
C	A-sf/A-(sf)/NR	21.392	9.750%	9.93	45.0%	17.5%	J+435

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	FITCH/KBRA/MOODY'S	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
A-2-2	AAAsf/AAA(sf)/Aaa(sf)	75.000	30.000%	4.81	34.9%	22.6%
D	BBBsf/BBB+(sf)/NR	13.691	7.750%	10.00	46.0%	17.1%
E	BBB-sf/BBB(sf)/NR	6.846	6.750%	10.01	46.5%	16.9%

NON-OFFERED ELIGIBLE VERTICAL INTEREST

CLASS	FITCH/KBRA/MOODY'S	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
RR	NR/NR/NR	~27.808	N/A	8.30	N/A	N/A
RRI	NR/NR/NR	~8.221	N/A	8.30	N/A	N/A

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$720,578,197
NUMBER OF LOANS:	32
NUMBER OF PROPERTIES:	32
WA CUT-OFF LTV:	49.9%
WA BALLOON LTV:	49.2%
WA U/W NCF DSCR:	2.18x
WA U/W NOI DEBT YIELD:	15.8%
WA MORTGAGE RATE:	6.7964%
TOP TEN LOANS %:	65.6%
WA REM TERM TO MATURITY (MOS):	100
WA REM AMORTIZATION TERM (MOS):	361
WA SEASONING (MOS):	2

LOAN SELLERS:	WFB(33.7%), JPMCB(19.6%), MSMCH(18.2%), BANA/JPMCB(15.1%), BANA/WFB(9.99%), BANA(3.4%)

TOP 3 PROPERTY TYPES:	RETAIL(35.8%), OFFICE(21.2%), HOSPITALITY(17.0%)

TOP 5 STATES:	CA(20.3%), FL(16.6%), MA(9.99%), PA(9.3%), MD(6.3%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICER:	LNR PARTNERS, LLC AND NATIONAL COOPERATIVE BANK, N.A.

DIRECTING CERTIFICATEHOLDER:	EIGHTFOLD REAL ESTATE CAPITAL FUND VI, L.P.

DOCUMENTS & TIMING

TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
PRESALE REPORTS:	AVAILABLE
ANTICIPATED PRICING:	TODAY
ANTICIPATED SETTLEMENT:	AUGUST 10, 2023

THIRD PARTY PASSWORDS:

Name PW

BBG/Trepp BANK 2023-BNK46 2023BNK46

Intex BNK23B46 lc0co0f4mg9iea9tjqv0z

CONFERENCE CALLS: UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-257991) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

-------------------------------------------------------------------------------
If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.